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                                                                     EXHIBIT 5.1

                             Pillsbury Winthrop LLP
                                50 Fremont Street
                         San Francisco, California 94105


                               February 11, 2004


Critical Path, Inc.
350 The Embarcadero
San Francisco, CA 94105-1204

      Re: Critical Path, Inc. Registration Statement on Form S-3 Relating to Rights Offering of Series E Redeemable Convertible Preferred Stock

Ladies and Gentlemen:

      We are acting as counsel for Critical Path, Inc., a California corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-111559), as amended (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of (i) 14,000,000 transferable subscription rights (the "Rights") to be distributed in connection with a rights offering (the "Rights Offering") by the Company to the holders of record as of the close of business on the record date declared by the Board of Directors (the "Holders") of its Common Stock, par value $0.001 per share (the "Common Stock"), (ii) up to 14,000,000 shares of Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock"), issuable upon exercise of the Rights, and (iii) up to 17,220,000 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

      We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering the opinions set forth below, we have assumed that: (i) the Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company substantially in the form filed as Exhibit 3.1 to the Registration Statement has been filed with the office of the Secretary of State of the State of California (the "Secretary of State") upon approval by the Company's shareholders prior to the issuance of the Series E Preferred Stock pursuant to the Rights Offering and
(ii) the Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock substantially in the form filed as Exhibit 4.1 to the Registration Statement has been filed with the Secretary of State prior to the issuance of the Series E Preferred Stock pursuant to the Rights Offering. Based upon the foregoing, we are of the opinion that:

      (i) The Rights to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable.
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      (ii) The shares of Series E Preferred Stock to be issued and sold by the
Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors, will be legally issued, fully paid and nonassessable.

      (iii) The shares of Common Stock are duly authorized, and when issued upon conversion of the shares of Series E Preferred Stock in accordance with their terms, will be legally issued, fully paid and nonassessable.

      This opinion is limited to matters governed by the General Corporation Law of the State of California.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ PILLSBURY WINTHROP LLP